Contact: Laura Wakeley Office: 717-291-2616 Cell: 717-371-2379

RESOURCE BANK PLANS GROWTH

THROUGH MERGER WITH FULTON BANK

Company Release - 09/27/2007 17:00

LANCASTER, PA -- (MARKET WIRE) -- 09/27/07 -- R. Scott Smith, Jr., chairman, chief executive officer and president of Fulton Financial Corporation (NASDAQ: FULT) today announced that the boards of directors of two of the Corporation's affiliate banks have reached an agreement in principle to merge.

Resource Bank, based in Virginia Beach, Virginia, currently operating 7 branches, will merge with Fulton Bank, headquartered in Lancaster, Pennsylvania, which currently operates 91 branches. This action is subject to approval by bank regulatory authorities and is expected to be completed in the first quarter of 2008. The newly merged bank will have assets of approximately $7.4 billion.

Following the merger, the former Resource Bank offices will operate as "Resource Bank, a Division of Fulton Bank." T. A. Grell, Jr. will continue as Resource Bank's president and CEO.

"Fulton Financial views the Virginia market as offering significant opportunities for organic growth," said Smith, "and we plan to rapidly expand Resource Bank's location convenience for retail and business customers. By aligning Resource as a division of our 125-year-old flagship, Fulton Bank, along with Fulton's depth of understanding and success in serving both of these sectors so effectively, we will be able to accomplish our goal far more rapidly than if Resource remained a separate affiliate."

“By joining with Fulton Bank, the whole Resource team will have new opportunities to accelerate our geographic growth and increase our capacity to more effectively serve our expanding customer base," said Grell. "By combining the talent and dedication of our folks with Fulton Bank, we are creating a winning combination for our customers and our employees. Our market is home to a number of the most affluent counties in the United States, and Fulton gives us newfound capabilities to leverage these opportunities faster than we could do ourselves. This partnership will enable us to simultaneously expand our retail branch network and loan growth while maintaining the bonds we enjoy with our communities."

Resource Bank currently operates banking offices in Virginia Beach, Chesapeake, Newport News, Richmond and Herndon. Fulton Bank currently operates banking offices in Lancaster, Dauphin, Cumberland, Delaware, Berks, Montgomery, Bucks, Centre, Chester, Lebanon, Schuylkill and York Counties. Customers of the newly combined bank will continue to have access to financial services at all of the more than 260 branches of Fulton Financial Corporation's affiliate banks in Pennsylvania, New Jersey, Maryland, Delaware and Virginia.

More information on Resource Bank can be found on the Internet at www.resourcebankonline.com. Information on Fulton Bank is available at www.fultonbank.com and information on Fulton Financial Corporation can be found at www.fult.com.